Exhibit 12(a)
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                                    Entergy Arkansas, Inc.
                   Computation of Ratios of Earnings to Fixed Charges and
             Ratios of Earnings to Combined Fixed Charges and Preferred Dividends


                                                             1992     1993      1994        1995      1996      1997

Fixed charges, as defined:
  Total Interest Charges                                    124,101   119,591   110,814     115,337   106,716   104,165
  Interest applicable to rentals                             17,657    16,860    19,140      18,158    19,121    17,529
                                                            -----------------------------------------------------------
Total fixed charges, as defined                             141,758   136,451   129,954     133,495   125,837   121,694

Preferred dividends, as defined (a)                          32,195    30,334    23,234      27,636    24,731    16,073
                                                           ------------------------------------------------------------
Combined fixed charges and preferred dividends, as defined $173,953  $166,785  $153,188    $161,131  $150,568  $137,767
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Earnings as defined:

  Net Income                                               $130,529  $205,297  $142,263    $136,666  $157,798  $127,977
  Add:
    Provision for income taxes:
       Total                                                 50,590    82,337    29,220      72,081    84,445    59,220
    Fixed charges as above                                  141,758   136,451   129,954     133,495   125,837   121,694
                                                           ------------------------------------------------------------
Total earnings, as defined                                 $322,877  $424,085  $301,437    $342,242  $368,080  $308,891
                                                           ============================================================
Ratio of earnings to fixed charges, as defined                 2.28      3.11      2.32        2.56      2.93      2.54
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Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                               1.86      2.54      1.97        2.12      2.44      2.24
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(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

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